CODE OF ETHICS

FOR

Stamper Capital & Investments, Inc.

May 31, 2005

It is important to remember at all times that the interests of our clients that we advise must come first. In order to maintain that priority, all personal securities transactions must be conducted in a manner consistent with this Code of Ethics. We must be vigilant in maintaining the integrity of our business by avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility. This Code of Ethics should be read in conjunction with this preamble.

All employees are required to comply with applicable federal securities laws.

All employees must report any violations of the Code of Ethics to the "Adviser's" Chief Compliance Officer.

No employee shall:

            (1) employ any device, scheme or artifice to defraud a client account;

            (2) make any untrue statement of a material fact to a client or omit to               state a material fact necessary in order to make the statement made to                 the client, in light of the circumstances under which they are made,                                  not misleading;

            (3) engage in any act, practice or course of business that would operate                  to deceive a client; or

            (4) engage in any fraudulent, deceptive or manipulative practice with        respect to a client account.

With respect to clients who are registered investment companies ("fund" or Funds":

            (1) the Code of Ethics must be approved by the Board of Directors of a             fund, including a majority of directors who are not interested persons;

            (2) the Board of Directors must approve any material changes to the              Code of Ethics no later than six months following any such change;

            (3) The "Adviser" will provide, no less frequently than annually, a written                 report to the Board of Directors that describes any issues arising under the Code of Ethics since the last report to the Board and certify to the Board that the "Adviser" has adopted procedures reasonably necessary to prevent access persons from violating the Code.

1. Definitions:

"Fund" means each investment company or Mutual Fund for which Stamper Capital & Investments, Inc. (SCI) serves as investment adviser or subadviser.

"Adviser" means Stamper Capital & Investments, Inc.

"Access Person" means any director, officer, or Advisory Person of the Adviser.

"Advisory Person" means (i) all officers of the Adviser, (ii) each employee of the Adviser, (iii) each individual who acts for any Public Account of the Adviser or who obtains information concerning any recommendations or executions of security transactions of any Public Account and (iv) any person who obtains information concerning any recommendations or executions of Public Account securities  transactions and has been designated by the Compliance Officer as an Advisory Person.

A Security is "being considered for purchase or sale by or for a Public Account" when a recommendation to purchase or sell a Security has been made and communicated and with respect to the person making the recommendation, when such person seriously considers making such a recommendation or intends to make such a recommendation, or when such person has acted so as to convey an indication to another person that a Security is under such serious consideration or that such person has an intention to make a purchase or sale recommendation with respect thereto; nevertheless, a Security is not "being considered for purchase and sale by a Public Account" solely by reason of that Security being subject to normal review procedures applicable to portfolio securities of the Public Account or normal review procedures which are part of a general industrial or business study, review, survey or research or monitoring of securities markets.

"Beneficial Owner" shall be determined in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. (The meaning of the term "Beneficial owner" is summarized and illustrated in Appendix A attached to this Code.)

"Compliance Officer" shall mean the Adviser's designated Compliance Officer or, in the case of such designated Compliance Officer's unavailability or inability to act, any officer of the Adviser designated to act in such circumstances.

"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 ("1940 Act").

For purposes of the prohibitions in Sections 2(a) and 2(b) of this Code on purchases and sales of certain Securities, "directly or indirectly" shall be deemed to include within such prohibitions any transaction involving any other Securities of the same issuer, and any derivatives of such Security.

"Disinterested Director" means a director of a Public Account who is not an "interested person" of the Public Account within the meaning of Section 2(a)(19) of the 1940 Act.

  “Public Account” means the Mutual Funds and any outside accounts for which the Adviser serves as investment adviser or sub-adviser and in which it has no ownership interest, direct or indirect.

"Purchase or sale of a Security" includes, inter alia, the writing of an option to purchase or sell a Security.

“Non-SCI-managed types of securities” means securities or securities’ products of a type for which Stamper Capital & Investments, Inc. is providing no investment management or advisory services for any of its clients.

"Security" shall have the meaning set forth in Section 2(a) (36) of the 1940 Act, except that it shall not include Securities issued by the Government of the United States, its instrumentalities or agencies, bankers' acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.

2. Prohibited Purchases and Sales:

a. No Advisory Person shall, unless otherwise exempted by the Board of Directors of a Fund, directly or indirectly, purchase or sell any Security (including Securities sold in private placements) in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership without the prior approval of the Compliance Officer.

b. No Advisory Person shall acquire any Securities in an initial public offering.

c. No Access Person shall, directly or indirectly, purchase or sell any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale: is being considered for purchase or sale by or for a Public Account; or is the subject of a pending buy or sell order by a Public Account or is programmed for purchase or sale by or for a Public Account; or was purchased or sold by or for a Public Account within the seven (7) calendar day period preceding or following the purchase or sale by such Access Person.

3. Exempted Transactions:

The prohibitions of Section 2 of this Code shall not apply to:

Purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control.

Purchases or sales, which are non-volitional on the part of either the Access Person or a Public Account.

Purchases which are part of an automatic dividend reinvestment plan.

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Transactions involving the exercise by an employee's spouse of a stock option issued by the corporation employing the spouse.

Purchases affected through a systematic investment plan involving the automatic investment of a predetermined amount on predetermined dates, provided the Compliance Officer has been previously notified by the employee that he or she (or his or her spouse) will be participating in the plan.

Subject to the provisions of Section 6, the giving or receiving of a security as a gift.

Any purchase or sale, or series of related transactions, involving less than $25,000 of the securities of a company listed either on a national securities exchange or traded on the NASDAQ.

Any purchase or sale involving securities indices, as the S&P, or securities based on such indices such as interest rate futures contracts, options on such futures contracts, non-SCI-managed exchanged traded funds or non-SCI-managed closed-end mutual funds.

4. Private Placements:

In reviewing requests for approval of a transaction by an Advisory Person involving a private placement, the Compliance Officer shall take into account, among other factors, whether the investment opportunity should be reserved for a Public Account and whether the opportunity is being offered to such Advisory Person by virtue of his or her position with the Adviser.

An Advisory Person who has been authorized to acquire Securities in a private placement shall be required to disclose such investment when that Advisory Person plays a part in any Public Account’s subsequent consideration of an investment in the issuer. Any such consideration of an investment in the issuer shall be subject to review by Advisory Persons with no personal interest in the issuer.

5. Disgorgement by Advisory Persons of Certain Short

Term Trading Profits:

No Advisory Person shall profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized by such Advisory Person on such short-term trades shall be disgorged.  Non-SCI-managed types of securities are exempted from this rule.

Transactions in exchange traded funds, closed-end funds, and open-end funds for which SCI is not the portfolio manager or fund manager, and foreign currencies, treasury securities of any country, securities based on indices such as the S&P 500, or securities based on indices such as interest rate futures contracts, options on such futures contracts or indices are exempted from this rule.

Any profits realized by an Advisory Person on trades made in violation of Section 2(c) of this Code shall be disgorged.

6. Gifts:

In addition to those provisions of the NASD Rules of Fair Practice or similar ethical rules relating to the receipt of gifts and other benefits, all Access Persons other than Disinterested Directors are prohibited from receiving any gift, gratuity, favor award or other item or benefit having a market value in excess of $100 per person, per year, from or on behalf of any person or entity that does, or seeks to do, business with or on behalf of SCI, its affiliates and/or clients. Business related entertainment such as meals, tickets to the theater or a sporting event which are infrequent and of a non lavish nature are excepted from this prohibition.

7. Service as a Director:

Advisory Persons are prohibited from serving on the boards of directors of publicly traded companies unless the Compliance Officer determines that such service is not inconsistent with the interests of the Public Accounts and/or their shareholders. If the Compliance Officer has approved such service by an Advisory Person, that Advisory Person shall be isolated, through "Chinese Wall" procedures, from persons making investment decisions with respect to such issuer.

8. Reporting:

(a) Except as provided in paragraph (e), every Advisory Person shall disclose all personal securities holdings upon commencement of employment with the Adviser, or upon such person's designation as an Advisory Person by the Compliance Officer, and annually thereafter.

(b) Every Access Person (other than Disinterested Directors) shall instruct the broker, dealer or bank with or through whom a Security transaction is effected in which such Access Person has, or by reason of such transaction acquires or sells, any direct or indirect beneficial ownership in the Security, to furnish the Compliance Officer duplicate copies of transaction confirmations and statements of account at the same time such confirmations and statements of account are sent to the Access Person; and report within 10 days after the end of each calendar quarter to the Compliance Officer that such person either had forwarded all brokerage statements with respect to reportable transactions or had no such transaction during the previous calendar quarter; provided, however, that no person shall be required to make a report with respect to any transaction in respect to any account over which the Access Person does not have any direct or indirect influence.

(c) Prior to the opening of an account for the purpose of executing Security transactions, every Access Person (other than Disinterested Directors) shall obtain the written consent of the Compliance Officer.

(d) A Disinterested Director of a Public Account must make a disclosure report no later than 10 days after the end of a calendar quarter only in respect to transactions occurring in such quarter in a security which such person knew or in the ordinary course of fulfilling such person's official duties as a director should have known, is, was or will be purchased or sold, or considered for purchase or sale by or on behalf of a Public Account on the date of the Disinterested Director's transaction, or within the 15 day period immediately preceding or following the date of the Disinterested Director's transaction.

(e) Every Advisory Person must make a disclosure report as required under Section 8(b) of this Code in respect to any transaction in shares of a Mutual Fund managed by the Adviser.

(f) No person shall be required to make a report with respect to any account over which such person does not have any direct or indirect influence or control.

(g) Any such disclosure report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

(h) Holdings reports will include the title and type of security, CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect ownership and the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit, as well as the date the access person submits the report.

9. Sanctions:

Upon discovering a violation of Section 2(a) of this Code, the Compliance Officer shall impose a fine in an amount he or she deems appropriate, and upon discovering a violation of Sections 2(b) or (c) of this Code, the Adviser and the Board of Directors of any Fund affected by such violation may impose such sanctions as each deems appropriate, including, inter alia, monetary sanctions, a letter of censure or suspension or termination of the employment of the violator, civil referral to the SEC or other civil regulatory authorities, or criminal referral.

10. Distribution and Periodic Review of the Code:

The Compliance Officer shall prepare a list of the Advisory Persons and Access Persons who are under a duty pursuant to Section 8 hereof to make reports, which list shall be updated as necessary. The Compliance Officer shall provide to each Advisory Person and Access Person a copy of this Code of Ethics and obtain an acknowledgment from such person of receipt thereof. Amendments to this Code of Ethics shall in similar fashion be provided to each Advisory Person and Access Person, who shall acknowledge receipt thereof.

The Compliance Officer shall compile a quarterly report. Such report shall discuss compliance with this Code, and shall provide details with respect to any failure to comply and the actions taken by the Adviser upon discovery of such failure. The Board of Directors of each of the Funds may require that the contents of such report be confirmed by independent outside accountants.

11.  Maintenance of Records

All records prepared under this Code of Ethics shall be maintained in accordance with the SEC rule 17j-1 of the Investment Company Act of 1940 and Rule 204a-1 of the Investment Adviser's Act of 1940.

APPENDIX A

"Beneficial Ownership"

For purposes of the Code of Ethics, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in such security.

You have a pecuniary interest in a security if you have the opportunity, directly or indirectly, to profit or share in the profit derived from a transaction in such security. You are deemed to have a pecuniary interest in any securities held by members of your immediate family sharing your household. "Immediate family" means your son or daughter (including your legally adopted child) or any descendants of either, your stepson or stepdaughter, your father or mother or any ancestor of either, your stepfather or stepmother and your spouse. Also, you are deemed to have a pecuniary interest in securities held by a partnership of which you are a general partner, and beneficial ownership of the securities held by such partnership will be attributed to you in proportion to the greater of your capital account or interest in the partnership at the time of any transaction in such securities. You are also deemed to have a pecuniary interest in the portfolio securities held by a corporation if you are a controlling shareholder of such corporation and have or share investment control over such portfolio securities. Additionally, certain performance related fees received by brokers, dealers, banks, insurance companies, investment companies, investment advisors, trustees and others may give rise to pecuniary interests in securities over which such persons have voting or investment control.

Securities owned of record or held in your name generally are considered to be beneficially owned by you if you have a pecuniary interest in such securities. Beneficial ownership may include securities held by others for your benefit regardless of record ownership (e.g., securities held for you or members of your immediate family by agents, custodians, brokers, trustees, executors or other administrators; securities owned by you but which have not been transferred into your name on the books of a company; and securities which you have pledged) if you have or share a pecuniary interest in such securities.

With respect to ownership of securities held in trust, beneficial ownership includes the ownership of securities as a trustee in instances either where you as trustee have, or where a member of your immediate family has, a pecuniary interest in the securities held by the trust (e.g., by virtue of being a beneficiary of the trust).

The final determination of beneficial ownership is a question to be determined in light of the facts of a particular case. Thus, while you may include security holdings of other members of your family, you may nonetheless disclaim beneficial ownership of such securities. Any uncertainty as to whether you are the beneficial owner of a security should be brought to the attention of the Chief Compliance Officer.

ANNUAL CODE OF ETHICS CERTIFICATION

I acknowledge that I have received a copy and read the Code of Ethics, dated August 26, 2004, for Stamper Capital & Investments, Inc. I understand my responsibilities under this Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

I hereby certify that I have complied with the requirements of the Code of Ethics of Stamper Capital & Investments, Inc., dated August 26, 2004 and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.

            Dated            ___________________________

            Printed Name             _____________________

Signature  _________________________